Exhibit 107

CALCULATION OF FILING FEE TABLE

Table 1—Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees To Be Paid	1,060,428,020	0.00014760	156,519.18
Fees Previously Paid	—		—
Total Transaction Valuation	1,060,428,020
Total Fees Due for Filing			156,519.18
Total Fees Previously Paid			—
Total Fee Offsets			—

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*        Calculated solely for purposes of determining the filing fee. The calculation of the transaction value was estimated as (i) (a) 54,033,447 outstanding common shares, quota value SEK 0.04 per share (the “Shares”), including Shares represented by outstanding American Depositary Shares of Calliditas Therapeutssics AB (“Calliditas”) (being all 59,941,465 issued Shares less the 5,908,018 Shares held in treasury by Calliditas on July 16, 2024), in each case not directly or indirectly owned by Asahi Kasei Corporation multiplied by (b) the offer price of SEK 208 per Share, divided by (ii) 10.59851 (based on an exchange rate of SEK 10.59851 per U.S.$1.00, the exchange rate between SEK and U.S. dollars reported by Sveriges Riksbank (Sweden’s central bank) on July 16, 2024).

**      The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2024, issued August 25, 2023 by multiplying the transaction valuation by 0.00014760.